                                                      Rule 424(b3) - File number
                                                                       333-51168



                                 689,057 SHARES



                                  [RETEK LOGO]



                                  COMMON STOCK


         This prospectus relates to the offering of 689,057 shares of our common stock which are held by some of our current stockholders. We will not receive any proceeds from the sale of the shares.


         Each of the selling stockholders may sell the shares of common stock offered hereby from time to time on terms to be determined at the time of sale. To the extent required, the specific shares to be sold and the terms of the offering with respect to a particular sale will be set forth in an accompanying prospectus supplement. We have paid substantially all of the costs of this offering, estimated at $45,917.


         The selling stockholders and any broker-dealers, agents or underwriters that participate in the distribution of the shares of common stock offered hereby may be deemed to be underwriters under the Securities Act of 1933, as amended. Any commissions received by them and any profit derived by them on the resale of shares of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


         Our common stock is quoted on the Nasdaq National Market under the symbol "RETK". On December 27, 2000, the average of the high and low sale prices for our common stock on the Nasdaq National Market was $27.38 per share.


         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares of common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




               The date of this prospectus is December 28, 2000.

                                TABLE OF CONTENTS

                                                                                                            Page
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
Forward-Looking Statements.....................................................................................1
Available Information..........................................................................................2
Information Incorporated by Reference..........................................................................2
Risk Factors...................................................................................................4
Retek Inc.....................................................................................................11
Selling Stockholders..........................................................................................12
Use of Proceeds...............................................................................................12
Plan of Distribution..........................................................................................12
Legal Matters.................................................................................................14
Experts.......................................................................................................14



         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY RETEK OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our company and our industry. When used in this prospectus, the words "believes," "anticipates," "intends," "expects" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, certain of which are beyond our control, that could cause actual results to differ materially from those expressed or implied in such statements as a result of those factors more fully described in the "Risk Factors" section and elsewhere in this prospectus.

         We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.









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                              AVAILABLE INFORMATION

         We file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the Securities and Exchange Commission. The documents filed by us with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC located at 7 World Trade Center, Room 1300, 13th Floor, New York, NY 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. You may obtain information on the operation of the public reference facilities maintained by the SEC by calling the SEC at 1-800-SEC-0030. Copies of such material can also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         Such reports and other information are also available at a website maintained by the SEC that contains reports, proxy and information statements and other information that registrants file electronically with the SEC. The address of this web site is: http://www.sec.gov. In addition, such material may be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1935 K Street, N.W., Washington, D.C. 20006. Our common stock is quoted on The Nasdaq National Market under the symbol "RETK."

         We have filed with the SEC a Registration Statement on Form S-3, or the Registration Statement, under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information regarding our company and our common stock, please refer to the Registration Statement.


                      INFORMATION INCORPORATED BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose certain information to you by referring you to documents we have filed with the SEC. We incorporate by reference the documents listed below, and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering. The information we incorporate by reference is part of this prospectus, and any later information that we file with the SEC will automatically update and supersede this information.

         The following documents have been filed with the SEC and are incorporated herein by reference:

         1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

         2. Our Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2000, June 30, 2000 and September 30, 2000;

         3. Our Current Report on Form 8-K filed on May 25, 2000 as amended by Form 8-K/A filed July 25, 2000;

         4.   Our Current Report on Form 8-K filed on December 20, 2000; and

         5. The description of our common stock contained in our registration statement on Form 8A, filed with the SEC on November 15, 1999, under Section 12(g) of the Securities Exchange Act, including any amendment or report filed for the purpose of updating that description.

         We will furnish without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the




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

documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests should be directed to Retek Inc., 801 Nicollet Mall, 11th Floor, Minneapolis, MN 55402, Attention: Todd Hollands (telephone: (612) 630-5908).







































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
                                  RISK FACTORS

         You should carefully consider the risks described below before making any investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would likely suffer. In such case, the trading price of our common stock could decline, and you might lose all or part of your investment.

         While management is optimistic about our long-term prospects, the following factors, among others, could materially harm our business, operating results and financial condition and should be considered when evaluating us.

IF WE DO NOT RESPOND ADEQUATELY TO OUR INDUSTRY'S RAPID PACE OF CHANGE, SALES OF OUR PRODUCTS MAY DECLINE.

         If we are unable to develop new software solutions or enhancements to our existing products on a timely and cost-effective basis, or if new products or enhancements do not achieve market acceptance, our sales may decline. The life cycles of our products are difficult to predict because the business-to-business electronic commerce market for our products is new and emerging and is characterized by rapid technological change and changing customer needs. The introduction of products employing new technologies could render our existing products or services obsolete and unmarketable.

         In developing new products and services, we may:

         - fail to respond to technological changes in a timely or cost-effective manner;

         - encounter products, capabilities or technologies developed by others that render our products and services obsolete or noncompetitive or that shorten the life cycles of our existing products and services;

         - experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products and services; or

         -    fail to achieve market acceptance of our products and services.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS COULD CAUSE OUR STOCK PRICE TO DECLINE.

         Our quarterly operating results have fluctuated in the past and are expected to continue to fluctuate in the future. If our quarterly operating results fail to meet analysts' expectations, the trading price of our common stock could decline. In addition, significant fluctuations in our quarterly operating results may harm our business operations by making it difficult to implement our budget and business plan. Factors, many of which are outside of our control, which could cause our operating results to fluctuate include:

         - the size and timing of customer orders, which can be affected by customer budgeting and purchasing cycles;

         -    the demand for and market acceptance of our software solutions;

         - competitors' announcements or introductions of new software solutions, services or technological innovations;






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         -    our ability to develop, introduce and market new products on a timely basis;

         - customer deferral of material orders in anticipation of new releases or new product introductions;

         -    our success in expanding our sales and marketing programs;

         -    technological changes or problems in computer systems; and

         - general economic conditions which may affect our customers' capital investment levels.

         In addition, we have incurred, and will continue to incur, compensation expense in connection with our grant of options under our 1999 Equity Incentive Plan and our 1999 Directors Stock Option Plan. This expense will be amortized over the vesting period of these granted options, which is generally four years, resulting in lower quarterly income.

         Our quarterly expense levels are relatively fixed and are based, in part, on expectations as to future revenue. As a result, if revenue levels fall below our expectations, net income will decrease because only a small portion of our expenses vary with our revenue.

AS WE CONTINUE TO ENTER INTO OUR NEW TYPE OF LICENSE AGREEMENT, WE WILL RECOGNIZE REVENUES OVER A PERIOD OF TIME AND WILL HAVE SIGNIFICANTLY LESS REVENUE FOR SEVERAL QUARTERS.

         Through the third quarter of 1999, we generally licensed our products to customers on a perpetual basis, and recognized revenue upon delivery of the products. In the fourth quarter of 1999, we entered into software licensing agreements with revised terms for the majority of new sales of software products. Under the revised agreements, we provide technical advisory services after the delivery of our product to help customers exploit the full value and functionality of our products. Revenue from the sale of software licenses and technical advisory services under these agreements is recognized as the services are performed over the contract period, which is generally 12 to 24 months, as determined by our customers' objectives. As we continue to recognize license and service revenues over a period of time, rather than upon the delivery of our products, we will recognize significantly less revenue, have lower associated margins for several quarters, as compared to previous quarters, have higher operating expenses as a percentage of total revenues and will incur operating losses for several quarters.

OUR RETAIL.COM NETWORK WAS RECENTLY INTRODUCED AND IS STILL AT AN EARLY STAGE OF DEVELOPMENT.

         We began operation of the retail.com network on September 26, 1999. We incurred, and will continue to incur, significant infrastructure costs in establishing this network. We will continue to invest in new products and services to be offered over the retail.com network in the foreseeable future. Broad and timely acceptance of the retail.com network is subject to a number of significant risks. These risks include:

         - our need to provide value-enhancing software solutions and services on the retail.com network to achieve widespread commercial acceptance of this network;

         - whether our network will be able to support large numbers of retailers and the members of their supply chains; and

         - our need to significantly expand internal resources and incur associated expenses to support planned growth of the retail.com network.




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
         We have established a subscription pricing model for the software solutions provided on our retail.com network, whereby members pay an annual fee based on the number of the member's employees who will have access to the network. As additional services are added to the retail.com network, we will need to establish pricing models for these new services. If the pricing models for the retail.com network fail to be competitive and profitable or if they are not acceptable to customers, our network will not be commercially successful, which could harm our revenue and business.

WE EXPECT TO SIGNIFICANTLY INCREASE OUR OPERATING EXPENSES, WHICH WILL IMPACT OUR ABILITY TO BE PROFITABLE.

         We intend to significantly increase operating expenses as we:

         -    increase research and development activities;

         -    increase services activities;

         -    develop and build the retail.com network;

         -    expand our distribution channels;

         - increase sales and marketing activities, including expanding our direct sales force;

         -    build our internal information technology system; and

         -    operate as an independent public company.

         We will incur expenses before we generate any revenue from this increase in spending. If we do not significantly increase revenue from these efforts, our business and operating results could be seriously harmed.

COMPETITIVE PRESSURES COULD REDUCE OUR MARKET SHARE OR REQUIRE US TO REDUCE OUR PRICES, WHICH WOULD REDUCE OUR REVENUE AND/OR OPERATING MARGINS.

         The market for our software solutions is highly competitive and subject to rapidly changing technology. Competition could seriously impede our ability to sell additional products and services on terms favorable us. Competitive pressures could reduce our market share or require us to reduce prices, which would reduce our revenues and/or operating margins. Many of our competitors have substantially greater financial, marketing or other resources, and greater name recognition than us. In addition, these companies may adopt aggressive pricing policies that could compel us to reduce the prices of our products and services in response. Our competitors may also be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our current and potential competitors may:

         - develop and market new technologies that render our existing or future products obsolete, unmarketable or less competitive;

         - make strategic acquisitions or establish cooperative relationships among themselves or with other solution providers, which would increase the ability of their products to address the needs of our customers; and





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         -    establish or strengthen cooperative relationships with our current or future strategic partners, which would limit our ability to sell products through these channels.

         As a result, we may not be able to maintain a competitive position against current or future competitors.

IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, OUR ABILITY TO GROW OUR BUSINESS COULD BE HARMED.

         We believe that our future success will depend upon our ability to attract and retain highly skilled personnel, including John Buchanan, our chairman and chief executive officer; Gordon Masson, our president; John L. Goedert, our chief operating officer; Gregory A. Effertz, our vice president, finance and administration and chief financial officer and Jeremy Thomas, our chief technology officer. We currently do not have any key-man life insurance relating to key personnel, who are employees at-will and are not subject to employment contracts except for Jeremy Thomas who has an employment contract that expires in October 2001. The loss of the services of any one or more of these key persons could harm our ability to grow our business.

         We also must attract, integrate and retain skilled sales, research and development, marketing and management personnel. Competition for these types of employees is intense, particularly in our industry. Failure to hire and retain qualified personnel would harm our ability to grow the business.

IF WE FAIL TO ESTABLISH, MAINTAIN AND EXPAND OUR RELATIONSHIPS WITH THIRD PARTIES WHO IMPLEMENT OUR PRODUCTS, OUR ABILITY TO MEET OUR CUSTOMERS' NEEDS COULD BE HARMED.

         We rely, and expect to continue to rely, on a number of third parties to implement our software solutions at customer sites. If we are unable to establish and maintain effective, long-term relationships with these implementation providers, or if these providers do not meet the needs or expectations of our customers, our revenue will be reduced and our customer relationships will be harmed. Our current implementation partners are not contractually required to continue to help implement our software solutions. If the number of product implementations continues to increase, we will need to develop new relationships with additional third-party implementation providers to provide these services.

         We may be unable to establish or maintain relationships with third parties having sufficient qualified personnel resources to provide the necessary implementation services to support our needs. If third-party services are unavailable, we will be required to provide these services internally, which would significantly limit our ability to meet customers' implementation needs and would increase our operating expenses and could reduce gross margins. A number of our competitors, including SAP, have significantly more established relationships with these third parties and, as a result, these third parties maybe more likely to recommend competitors' products and services rather than our own. In addition, we cannot control the level and quality of service provided by our current and future implementation partners.

IF WE FAIL TO OBTAIN ACCESS TO THE INTELLECTUAL PROPERTY OF THIRD PARTIES, OUR BUSINESS AND OPERATING RESULTS COULD BE HARMED.

         We must now, and may in the future have to, license or otherwise obtain access to the intellectual property of third parties, including HNC Software, Lucent, MicroStrategy and Oracle. Our business would be seriously harmed if the providers from whom we license such software cease to deliver and support reliable products or enhance their current products. In addition, the third-party software may not continue to be available to us on commercially reasonable terms or prices or at all. Our inability to




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maintain or obtain this software could result in shipment delays or reduced sales of our products. Furthermore, we might be forced to limit the features available in our current or future product offerings. Either alternative could seriously harm business and operating results.

IF OUR INTELLECTUAL PROPERTY IS NOT ADEQUATELY PROTECTED, OUR COMPETITORS MAY GAIN ACCESS TO OUR TECHNOLOGY AND WE MAY LOSE CUSTOMERS.

         We depend on our ability to develop and maintain the proprietary aspects of our technology. To protect proprietary technology, we rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and copyright and trademark laws.

         We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. In addition, we cannot assure investors that any of our proprietary rights with respect to the retail.com network will be viable or of value in the future because the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

         Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and expensive, and while we are unable to determine the extent to which piracy of its software products exists, software piracy may be a problem. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. We intend to vigorously protect intellectual property rights through litigation and other means. However, such litigation can be costly to prosecute and we cannot be certain that we will be able to enforce our rights or prevent other parties from developing similar technology, duplicating our products or designing around our intellectual property.

IF, IN THE FUTURE, THIRD PARTIES CLAIM THAT OUR PRODUCTS INFRINGE ON THEIR INTELLECTUAL PROPERTY, WE MAY INCUR SIGNIFICANT COSTS.

         There has been a substantial amount of litigation in the software industry and the Internet industry regarding intellectual property rights. It is possible that in the future third parties may claim that our current or potential future products infringe their intellectual property. We expect that software product developers and providers of electronic commerce solutions will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grow and the functionality of products in different industry segments overlap. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

OUR BUSINESS IS SUBJECT TO ECONOMIC, POLITICAL AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL SALES.

         Since we sell products worldwide, our business is subject to risks associated with doing business internationally. To the extent that our sales are denominated in foreign currencies, the revenue we receive could be subject to fluctuations in currency exchange rates. If the effective price of the products we sell to our customers were to increase due to fluctuations in foreign currency exchange rates, demand for our technology could fall, which would, in turn, reduce our revenue. We have not historically attempted to mitigate the effect that currency fluctuations may have on our revenue through use of hedging instruments, and we do not currently intend to do so in the future.




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         We anticipate that revenue from international operations will continue to represent a substantial portion of our total revenue. Accordingly, our future results could be harmed by a variety of factors, including:

         -    changes in foreign currency exchange rates;

         -    greater risk of uncollectable accounts;

         - changes in a specific country's or region's political or economic conditions, particularly in emerging markets;

         - trade protection measures and import or export licensing requirements;

         -    potentially negative consequences from changes in tax laws;

         -    difficulty in staffing and managing widespread operations;

         -    international variations in technology standards;

         -    differing levels of protection of intellectual property; and

         -    unexpected changes in regulatory requirements.

IF THE INTERNET FAILS TO BE ACCEPTED AS A VIABLE LONG-TERM COMMUNICATIONS PROTOCOL, OUR BUSINESS AND OPERATING RESULTS WILL BE SERIOUSLY HARMED.

         As our software solutions are Internet-based, we depend on the acceptance of the Internet as a communications protocol. However, this acceptance may not continue. Rapid growth of the Internet is a recent phenomenon. The Internet may not be accepted as a viable long-term communications protocol for businesses for a number of reasons. These reasons include:

         - potentially inadequate development of the necessary communications and computer network technology, particularly if rapid growth of the Internet continues;

         - delayed development of enabling technologies and performance improvements;

         - increased security risks in transmitting and storing confidential information over public networks; and

         -    potentially increased governmental regulation.

ERRORS AND DEFECTS IN OUR PRODUCTS COULD RESULT IN SIGNIFICANT COSTS TO US AND COULD IMPAIR OUT ABILITY TO SELL OUR PRODUCTS.

         Our products are complex and, accordingly, may contain undetected errors or failures when we first introduce them or as we release new versions. This may result in loss of, or delay in, market acceptance of our products and could cause us to incur significant costs to correct errors or failures or to pay damages suffered by customers as a result of such errors or failures. In the past, we have discovered software errors in new releases and new products after their introduction. We have incurred costs during the period required to correct these errors, although to date such costs, including costs incurred on specific contracts, have not been material. We may in the future discover errors in new releases or new products after the commencement of commercial shipments.


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WE ARE SUBJECT TO CONTRACTUAL LIMITATIONS THAT COULD LIMIT THE CONDUCT OF OUR
BUSINESS AND OUR ABILITY TO PURSUE OUR BUSINESS OBJECTIVES.

         Our ability to enter into any acquisition of a business or assets or any merger, reorganization or other business combination transaction may be limited until September 29, 2002, and possibly longer, pursuant to the terms of a separation agreement between HNC Software, Inc. and us. In addition, our ability to issue common stock in connection with acquisitions, offerings or otherwise will be limited until September 29, 2002, and possibly longer.






































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
                                   RETEK INC.


         Unless otherwise stated, the terms "Retek", "we" or "us" used in this prospectus refer to Retek Inc. and its consolidated subsidiaries.

         We develop application software that provides a complete information infrastructure solution to the global retail industry. Our software solutions enable retailers to use the Internet to communicate and collaborate efficiently with suppliers, distributors, wholesalers, logistics providers, brokers, transportation companies, consolidators, and manufacturers that make up the global retail supply chain.

         We enhance the ability of retailers to interact with their trading partners and their customers by providing supply chain and customer relationship management solutions. We provide collaborative marketplace solutions through our own hosted offering, retail.com, and similar packaged offerings which run on our customers' hardware.

         We market our software solutions through our direct and indirect sales channels primarily to retailers who sell to their customers through traditional retail stores, catalogs, and/or Internet-based storefronts. To date, we have licensed our solutions across a variety of retail industry sectors to over 150 retailers.

         We were originally incorporated in Ohio in 1985 as Practical Control Solutions, Inc., which was renamed Retek Logistics, Inc. in April 1999. In September 1999, Retek Logistics, Inc. was reincorporated as a Delaware corporation and renamed Retek Inc. On November 23, 1999, we completed our initial public offering. Prior to the completion of our initial public offering, we were a wholly-owned subsidiary of HNC Software, Inc. ("HNC"), a business-to-business software company that develops and markets predictive software solutions. On October 2, 2000, HNC announced that it had completed the separation of Retek from HNC effective September 29, 2000 through the distribution pro rata to HNC's stockholders, as a dividend, of all of the shares of Retek common stock owned by HNC.

         Our principal executive offices are located at 801 Nicollet Mall, 11th Floor, Minneapolis, Minnesota 55402 and our telephone number is (612) 630-5700. Our common stock is listed on the Nasdaq National Market under the symbol "RETK." Our web site is http://www.retek.com. The information on our web site is not part of this prospectus.

         "Retek" is a trademark of Retek and "retail.com" is a service mark of Retek. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.
























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
                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 15, 2000, as reported to us by each applicable selling stockholder, the number of shares being offered by each of the selling stockholders and the number and percentage of currently outstanding shares to be owned by each of the selling stockholders following this offering, assuming that all shares offered hereby are sold.

                                    SHARES OF COMMON             SHARES OF COMMON           SHARES OF COMMON STOCK
                                STOCK BENEFICIALLY OWNED         STOCK OFFERED FOR            BENEFICIALLY OWNED
NAME OF BENEFICIAL                 PRIOR TO OFFERING           STOCKHOLDER'S ACCOUNT          AFTER THE OFFERING
                              ----------------------------    -----------------------     --------------------------
OWNER                          NUMBER        PERCENTAGE(1)             NUMBER              NUMBER      PERCENTAGE(1)
--------------------------    --------      --------------     ---------------------      --------     -------------
International Business         300,000              *                  300,000                  0            *
  Machines Corporation

Kipling Investments
  Labuan Limited               389,057              *                  389,057                  0            *
                               -------           -------               -------            --------       --------
 TOTALS                        689,057              1.4%               689,057                  0            *
                               =======           =======               =======            ========       ========
--------------------

*  Less than 1%

(1)  Based on 48,029,147 shares outstanding on November 15, 2000.

         On February 24, 2000, we entered into an alliance with International Business Machines Corporation pursuant to which we appointed IBM a strategic provider of hardware, middleware, services and financing for Retek solutions in the food and drug segment of the retail market. On September 5, 2000 we issued 300,000 shares of our common stock to IBM in connection with the expansion of our strategic alliance to include the joint marketing, selling and servicing of a retail e-business solution consisting of Retek applications and IBM software and hardware technologies.

         On May 10, 2000, we issued 389,057 shares of our common stock to Kipling Investments Labuan Limited in connection with our acquisition of HighTouch Technologies, Inc., a software company.

         Other than as set forth above, none of the selling stockholders listed above has had any material relationship with us within the past three years.

                                 USE OF PROCEEDS

         We will not receive any of the net proceeds from this offering. All of the proceeds from this offering will be received by the selling stockholders.

                              PLAN OF DISTRIBUTION

         The shares of common stock offered hereby by the selling stockholders may be sold from time to time to purchasers directly by any of the selling stockholders in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

         Any of the selling stockholders may from time to time offer shares of common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholders and the purchasers of



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the shares for whom they may act as agent. Each selling stockholder will be responsible for payment of commissions, concessions and discounts of underwriters, dealers or agents. The aggregate proceeds to the selling stockholders from the sale of the shares of common stock offered by them hereby will be the purchase price of such shares less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Alternatively, the selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling stockholders may also make private sales directly or through a broker or brokers. Transactions through broker-dealers may include block trades in which brokers or dealers will attempt to sell the shares of common stock as agent but may position and resell the block as principal to facilitate the transaction, or one or more underwritten offerings on a firm commitment or best efforts basis.

         From time to time, the selling stockholders may transfer, pledge, donate or assign shares of common stock to lenders or others and each of such persons and their transferees and successors in interest will be deemed to be a "selling stockholder" for purposes of this prospectus. The number of shares beneficially owned by a selling stockholder who transfers, pledges, donates or assigns shares of common stock will decrease as and when they take such actions. The plan of distribution for shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder.

         A selling stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares of common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distribution of the shares of common stock by such broker-dealers. In addition, the selling stockholders may, from time to time, sell short the shares of common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may be used to cover such short sales. The selling stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of the shares of common stock to the broker-dealers, who may then resell or otherwise transfer such shares. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares as loaned or upon a default may sell or otherwise transfer the pledged shares.

         The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of common stock offered hereby may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

         In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 145 of the Securities Act may be sold under Rule 144 or Rule 145 rather than pursuant to this prospectus. There is no assurance that any selling stockholder will sell any or all of the shares of common stock described herein, and any selling stockholder may transfer, devise or gift such securities by other means not described herein.

         To the extent required, the specific shares of common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.





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
         We entered into a registration rights agreement with International Business Machines Corporation pursuant to which we are registering under applicable federal and state securities laws for this offering 300,000 shares of our common stock issued to IBM in connection with a private placement of our shares. The registration rights agreement provides for cross-indemnification of IBM and Retek and their respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the shares of our common stock, including liabilities under the Securities Act, and requires the parties to contribute to payments the parties may be required to make in respect thereof.

         We will pay substantially all of the expenses incurred by the selling stockholders and us in connection with the offering and sale of the shares of common stock under this prospectus, excluding any underwriting discounts or commissions. See "Selling Stockholders."

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus will be passed upon for us by Shearman & Sterling, San Francisco, California.

                                     EXPERTS

         The financial statements and financial statement schedule of Retek Inc. and the audited financial statements of Retek Logistics, Inc. incorporated by reference in this Prospectus by reference to the Annual Report on Form 10-K of Retek Inc. for the year ended December 31, 1999 and the audited historical financial statements of HighTouch Technologies, Inc. incorporated by reference in this Prospectus by reference to Retek Inc.'s Form 8-K/A (amendment of Form 8-K dated May 10, 2000) have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.





































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                                 689,057 SHARES



                                  [RETEK LOGO]



                                  COMMON STOCK










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                                   PROSPECTUS
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                               December 28, 2000